UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 31, 2006

Interactive Brand Development, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-20958	86-0519152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3275 West Hillsboro Boulevard, Deerfield Beach, Florida		33442
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 363-4400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 31, 2006, Interactive Brand Development, Inc. (Registrant) determined that as the result of an internal review and the Registrant’s conclusion thereon concerning the accounting for (i) its convertible 10% notes and Series E, F, G and H preferred stocks, (ii) its investment in Penthouse Media Group (PMG), and (iii) its investment in Interactive Television Network, Inc. (ITVN), that it needs to restate its consolidated financial statements for the year ended December 31, 2004 and the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.

It appears at this time that the Registrant’s historical results of operations, financial position, balance sheet and certain disclosures may be impacted by the issues raised. The Registrant intends to (i) continue to discuss relevant accounting issues with the SEC staff, (ii) continue to file responses to the accounting comments which the SEC staff has provided to date, (iii) respond to any additional accounting comments which the SEC staff may provide, (iv) file a restatement of financial statements contained in the Registrant’s reports for each of the periods indicated above. To the extent that the Registrant issues such restated financial statements, all readers of this Current Report are urged to review them.

The Registrant engaged an independent third party firm to review its investment in PMG, its convertible notes and Series E, F, G and H preferred stocks to review the values proscribed. During the review, it was determined that the value of the PMG investment, which was acquired through the issuance of the convertible notes and series E, F, and G stocks needed to be reduced by approximately $21 million to approximately $22 million. Additionally, it was determined that the Series E and F preferred stocks contained characteristics of liability and the amounts previously including in equity $3.5 million (Series E) and $3.45 million (Series F) needed to be reclassed to liability, net of the unamortized discount. Further, the convertible notes and Series E and F preferred stocks had embedded derivatives and this amount needed to be recorded at its fair value and revalued quarterly, with changes in value being charged to the income statement. Lastly, the values associated with the warrants issued in connection with the convertible notes and Series E and F preferred stock, of approximately $0.9 million needed to be recorded as additional paid-in-capital. The items above will be reflected in the restated 2004 Form 10-KSB. These changes are non-cash items and have no effect on the previously reported earnings.

The Registrant’s investment in Interactive Television Network, Inc. (ITVN) and Series H preferred stock were also reviewed by the independent third party. The Registrant paid $1.7 million in cash and issued Series H preferred stock to acquire its investment in ITVN. The valuation firm has not completed its assessment of the value of the Series H preferred stock, so at this time the Registrant can not estimate the revised value for its investment in ITVN. The amount will probably be significant.

The Registrant’s 1st, 2nd and 3rd quarter Forms 10-QSB will be restated to include the changes pertaining to its investments in PMG and ITVN, convertible 10% notes, and Series E, F, G and H preferred stock. Additionally, the results of operations for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, will be restated to include the effects of revaluing the derivative instruments as of the respective quarter’s end.

The Registrant cautions that its discussions with the SEC staff are ongoing and the financial adjustments are also subject to audit completion, and as a result there can be no assurance as to (i) the ultimate outcome of such discussions or (ii) the adjustments (if any) which may ultimately be required.

Until the Registrant has restated and reissued its results for the applicable periods, investors and other users of the Registrants SEC filings are cautioned not to rely on the Company’s financial statements for the year ended December 31, 2004 and the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, to the extent such financial statements are affected by the accounting issues described above.

The authorized officers of the Registrant have discussed the matters disclosed in this filing with the Registrants independent accountants pursuant to Item 4.02(a) and the Registrants board of directors has approved  the filing of this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2006

INTERACTIVE BRAND DEVELOPMENT, INC.

BY:	/s/ Steve Markley
Steve Markley
Chief Executive Officer

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